Exhibit 14

HF FINANCIAL CORP.
[Logo Omitted]

October 7, 2011

VIA E-MAIL AND FAX

Mr. Richard Lashley
Principal
PL Capital, LLC
20 East Jefferson Avenue, Suite 22
Naperville, IL 60540

Dear Mr. Lashley:

The Board of Directors is in receipt of your correspondence dated October 4, 2011.  As offered on August 16, 2011, the Board of Directors will provide access to you to our outside counsel for purposes of discussing the application of Regulation LL to the actions of PL Capital Group with respect to HF Financial Corp.  As previously stated, the Board of Directors believes your continued actions are in violation of Regulation LL.  Please advise if you would be available for a conference call with our outside counsel on Tuesday, October 11, 2011 at 3:00 PM Eastern.  Should such time be convenient for you, we will circulate a call-in number.

Sincerely,

/s/ Michael Vekish

Michael Vekish
Vice Chairman, Board of Directors

P. 0. Box 5000 • Sioux Falls, South Dakota 57117-5000
Phone (605) 333-7556 • Fax (605) 333-7621